QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Supplement to Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CF INDUSTRIES HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
CF INDUSTRIES HOLDINGS, INC.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 7, 2009

Dear Stockholder:

On March 16, 2009, we cordially invited you to attend the 2009 annual meeting of stockholders of CF Industries Holdings, Inc. and mailed a related Notice of Annual Meeting and Proxy Statement with detailed information about the matters to be voted on at the meeting. As communicated previously, the meeting will be held on Tuesday, April 21, 2009, commencing at 10:00 a.m., local time, at the Hyatt Deerfield, 1750 Lake Cook Road, Deerfield, Illinois 60015.

As you may already be aware, on March 16, 2009, Agrium Inc. commenced an exchange offer to acquire all outstanding shares of CF Industries common stock for (i) a combination of $31.70 in cash and one Agrium common share; (ii) subject to proration, 1.7866 common shares of Agrium; or (iii) subject to proration, $72.00 in cash, at the election of each CF Industries stockholder. On March 27, 2009, Agrium increased the cash portion of the consideration in its offer from $31.70 to $35.00 and announced that it intended to solicit CF Industries stockholders to "withhold" all votes in connection with the election of our three nominees for director at the annual meeting.

Following lengthy deliberations and a careful review of all aspects of the Agrium offer with management and its legal and financial advisors, your board of directors concluded that the Agrium offer is grossly inadequate, substantially undervalues CF Industries and is not in the best interests of CF Industries and its stockholders. The reasons for the board's determination are set forth in the Solicitation/Recommendation Statement on Schedule 14D-9, initially filed with the Securities and Exchange Commission on March 23, 2009 and thereafter amended from time to time.

Your board of directors and management remain committed to enhancing stockholder value by continuing to execute our long-term strategy, including our previously announced proposal for a business combination with Terra Industries Inc., which we believe will create superior value for CF Industries stockholders and provide a significantly better growth platform than a combination with Agrium.

We urge you to read carefully this supplement and the previously distributed Notice of Annual Meeting and Proxy Statement, of which this supplement forms a part, and to vote FOR the election of each of the board's nominees named on the enclosed WHITE proxy card.

We look forward to seeing you at the annual meeting.

Sincerely,

Stephen R. Wilson Chairman of the Board President and Chief Executive Officer

 Supplement to Proxy Statement
CF Industries Holdings, Inc.
Four Parkway North, Suite 400
Deerfield, Illinois 60015-2590

        The following information supplements and amends the Proxy Statement, filed with the Securities and Exchange Commission (the "SEC") on March 16, 2009 (the "Proxy Statement"), by CF Industries Holdings, Inc., a Delaware corporation ("CF Industries," and variously the "company," "we," "us," or "our"), furnished to stockholders of the company in connection with the solicitation by the Board of Directors of CF Industries (the "Board") of proxies to be voted at our 2009 annual meeting of stockholders, which is scheduled to be held on Tuesday, April 21, 2009, commencing at 10:00 a.m., local time, at the Hyatt Deerfield, 1750 Lake Cook Road, Deerfield, Illinois 60015, and at any adjournment, postponement or delay of such meeting (the "Annual Meeting"). This supplement to the Proxy Statement (this "Supplement") is first being furnished to stockholders of CF Industries on or about April 7, 2009.

        We urge stockholders to read this Supplement carefully together with the Proxy Statement. The information contained in this Supplement replaces and supersedes any inconsistent information in the Proxy Statement. Stockholders may obtain additional free copies of the Proxy Statement or this Supplement by writing to or calling Innisfree M&A Incorporated at the address or telephone number provided below.

ABOUT THE ANNUAL MEETING

Why did I receive this Supplement to the Proxy Statement?

        As you may already be aware, on March 16, 2009, Agrium Inc., a corporation governed by the Canada Business Corporation Act ("Agrium"), through its wholly-owned subsidiary, North Acquisition Co., a Delaware corporation ("North"), commenced an exchange offer to acquire all outstanding shares of common stock, par value $0.01 per share, of CF Industries for (i) a combination of $31.70 in cash and one Agrium common share; (ii) subject to proration, 1.7866 common shares of Agrium; or (iii) subject to proration, $72.00 in cash, at the election of each holder of common stock of CF Industries (the "Original Agrium Offer"). On March 27, 2009, Agrium revised the Original Agrium Offer by increasing the cash portion of the consideration from $31.70 to $35.00 (the "Revised Agrium Offer" and, together with the Original Agrium Offer, the "Agrium Offer") and announced that it intended to solicit CF Industries stockholders to "withhold" all votes in connection with the election of the Board's three nominees for director at the Annual Meeting.

        As a result of Agrium's proxy solicitation, SEC regulations require us to supplement the information contained in the Proxy Statement through the use of this Supplement.

What is the Board's recommendation with respect to the Agrium Offer?

        Following lengthy deliberations and a careful review of all aspects of the Agrium Offer with management and its legal and financial advisors, the Board concluded that the Agrium Offer is grossly inadequate, substantially undervalues CF Industries and is not in the best interests of CF Industries and its stockholders. Accordingly, the Board recommends that you reject the Agrium Offer and not tender your shares of CF Industries common stock in the Agrium Offer.

        The reasons for the Board's recommendation and other important information with respect to the Agrium Offer are set forth in the company's Solicitation/Recommendation Statement on Schedule 14D-9, filed with the SEC on March 23, 2009 (as amended from time to time, the "CF Schedule 14D-9").

        This Supplement is neither an offer to purchase nor the solicitation of an offer to sell any securities. INVESTORS AND SECURITY HOLDERS OF CF INDUSTRIES ARE URGED TO READ THE CF SCHEDULE 14D-9 AND OTHER RELEVANT MATERIALS AS THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of any documents filed by CF Industries with the SEC through the SEC's website, www.sec.gov. Free copies of any such documents can also be obtained by calling Innisfree M&A Incorporated toll-free at (877) 456-3507.

What will be voted on at the Annual Meeting?

        At the Annual Meeting, stockholders will be asked to:

  •
  elect three directors to serve until the company's 2012 annual meeting of stockholders;

  •
  ratify the selection of KPMG LLP as our independent registered public accounting firm for 2009;

  •
  approve our 2009 Equity and Incentive Plan; and

  •
  consider any other business properly brought before the Annual Meeting.

What is the Board's recommendation with respect to the solicitation of proxies for the election of directors at the Annual Meeting?

        The Board and management remain committed to enhancing stockholder value by continuing to execute our long-term strategy, including our proposal for a business combination with Terra Industries Inc., a Maryland corporation ("Terra"), which we believe will create superior value for CF Industries stockholders and provide a significantly better growth platform than a combination with Agrium.

        The Board recommends that you do NOT return any GREEN proxy card you may receive from Agrium and that you vote FOR the election of each of the Board's nominees named on the WHITE proxy card accompanying this Supplement and the previously distributed Proxy Statement.

What is the Board's recommendation with respect to the other proposals to be considered at the Annual Meeting?

        The Board recommends that you vote FOR the proposal to ratify the selection of KPMG LLP as our independent registered public accountants for 2009 and that you vote FOR the approval of our 2009 Equity and Incentive Plan.

What is the effect of votes "withheld" on the election of directors?

        Directors of the company are elected by a plurality of votes cast. Votes withheld will have no effect on the results of the election of directors.

How many votes do I have?

        You will have one vote for every share of CF Industries common stock you owned on March 16, 2009 (the record date). If you were a stockholder of record as of the record date, you will retain your right to vote, even if you sell your shares after the record date.

How many votes can be cast by all stockholders?

        The total number of votes that can be cast by all stockholders is 48,401,317, consisting of one vote for each share of common stock that was outstanding on the record date. There is no cumulative voting.

How many votes must be present to hold the meeting?

        A majority of the votes that can be cast, or 24,200,659 votes, must be present for us to hold the meeting. We urge you to authorize a proxy to vote by signing and returning the enclosed WHITE proxy card in the postage-paid envelope provided to you by us, even if you plan to attend the Annual Meeting, so that we will know as soon as possible that enough votes will be present.

How do I vote?

        You can vote either in person at the Annual Meeting or by submitting a completed proxy, whether or not you attend the Annual Meeting.

        If you are voting by proxy, please remember to submit your proxy so that we receive it by April 20, 2009 to ensure that your vote is counted.

        If you hold your CF Industries common stock in "street name" with a bank, brokerage firm, dealer, trust company or other nominee, only they can exercise your right to vote with respect to your shares. Please follow the instructions to authorize a proxy to vote provided on the enclosed WHITE proxy card. If your bank, brokerage firm, dealer, trust company or other nominee provides for voting instructions to be delivered to them by Internet or telephone, instructions will be included on the enclosed WHITE proxy card. If you want to vote in person at the Annual Meeting and you hold your stock in street name, you must obtain a "legal" proxy from your broker and bring that proxy to the Annual Meeting.

If I have already returned CF Industries' WHITE proxy card and do not wish to change my vote, is there anything that I need to do?

        No, if you have already submitted your proxy and you do not wish to change your vote, you do not need to return the enclosed WHITE proxy card. We have enclosed a duplicate WHITE proxy card (and postage-paid envelope) for your use, in case you wish to change your vote. If we receive the enclosed WHITE proxy card, duly executed, prior to the Annual Meeting, any proxy previously granted by you will be revoked, without further action on your part and the enclosed WHITE proxy card will be voted as indicated.

Can I change my vote?

        Yes. Just send in a new proxy card with a later date or send a written notice of revocation to our corporate secretary at the address on the Notice of Annual Meeting accompanying the Proxy Statement. Only your latest dated proxy will be counted. If you attend the Annual Meeting and want to vote in person, you can request that your previously submitted proxy not be used.

What do I do if I already mailed in the GREEN proxy card?

        If you have already submitted a GREEN proxy card that may have been sent to you by Agrium, it is not too late to change your vote. To revoke your prior proxy and change your vote, simply sign, date and return the enclosed WHITE proxy card in the postage-paid envelope provided to you by us.

What if I don't vote for some of the matters listed on my proxy card?

        If you return a signed WHITE proxy card without indicating your vote, in accordance with the Board's recommendation, your shares will be voted FOR the nominees listed on the card, FOR ratification of the selection of KPMG as our independent registered public accounting firm for 2009, and FOR approval of our 2009 Equity and Incentive Plan.

How many votes are required to elect directors and to adopt the other proposals?

        Directors are elected by a plurality of the votes cast. The approval of our 2009 Equity and Incentive Plan requires the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon, provided that the total votes cast on the proposal represents over 50% of all outstanding shares of common stock entitled to vote on the proposal. The ratification of the selection of KPMG and the approval of any other matter properly brought before the meeting require the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon in order to be approved.

Can my shares be voted if I don't return my proxy card and don't attend the Annual Meeting?

        If you are a shareholder of record, you can vote by proxy or by attending the Annual Meeting and voting in person. If you don't vote your shares held in street name, your broker can vote your shares on the election of the director nominees and the ratification of the selection of KPMG as our independent registered public accounting firm. Your broker is not permitted to vote your shares on the proposal to approve our 2009 Equity and Incentive Plan without receiving instructions from you. This is referred to as a "broker non-vote." If you hold your shares in your own name, you must vote such shares in person or by proxy or they will not be voted.

How are my votes counted?

        You may either vote for or withhold authority to vote for each nominee for the Board. You may vote for or against or you may abstain on the ratification of the selection of KPMG as our independent registered public accounting firm and the approval of our 2009 Equity and Incentive Plan. As discussed above, if you withhold authority to vote with respect to any nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee. If you abstain from voting on the ratification of the selection of KPMG, your shares will be counted as present for purposes of establishing a quorum and the abstention will have the same effect as a vote against that proposal. Broker non-votes and abstentions on the approval of our 2009 Equity and Incentive Plan will be counted for purposes of establishing a quorum, but will have the same effect as a vote against the proposal, unless holders of more than 50% of all outstanding shares of common stock entitled to vote thereon cast votes, in which event a broker non-vote or abstention will have no effect on the proposal.

Could other matters be decided at the Annual Meeting?

        We don't know of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the proxies granted by the WHITE proxy cards will be voted at the discretion of the proxy holders.

What happens if the Annual Meeting is postponed, adjourned or delayed?

        Your proxy will still be good and may be voted at the postponed, adjourned or delayed meeting. You will still be able to change or revoke your proxy until it is voted.

What procedures must I follow to attend the Annual Meeting?

        You will need proof of ownership of our stock to enter the Annual Meeting. When you arrive at the Annual Meeting, you may be asked to present photo identification, such as a driver's license. This will suffice if you hold your shares in your own name. If you hold your stock through a securities broker (that is, in street name), a recent brokerage statement or letter from your broker is an example of proof that you are the beneficial owner of such shares. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting. In order to participate in the Annual Meeting, you must attend in person and comply with the procedures described above. The Annual Meeting will not be available via the Internet.

How can I access CF Industries' proxy materials and annual report electronically?

        This Supplement, the Proxy Statement and the 2008 annual report are available at http://ir.cfindustries.com/2009Proxy.

Confidential Voting

        At the Annual Meeting, IVS Associates, Inc. ("IVS") will count the votes. Officers or employees of IVS will serve as inspectors of election. Due to Agrium's proxy solicitation, there will not be confidential voting at the Annual Meeting.

Who can I call if I have questions or require assistance?

        If you have any questions or require any assistance in authorizing a proxy or voting your shares, please contact:

INNISFREE M&A INCORPORATED
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders May Call Toll Free: 877-456-3507
Banks and Brokers May Call Collect: 212-750-5833

 Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be Held on April 21, 2009.

This Supplement, the Proxy Statement and our 2008 annual report are available at http://ir.cfindustries.com/2009Proxy.

Among other things, this Supplement and the Proxy Statement contain information regarding:

  •
  the date, time, and location of the meeting;

  •
  a list of the matters being submitted to the stockholders; and

  •
  information concerning voting in person.

 BACKGROUND

        On January 15, 2009, Mr. Stephen R. Wilson delivered a letter to Mr. Michael L. Bennett, President and Chief Executive Officer of Terra, containing a proposal for a business combination between CF Industries and Terra under which CF Industries would acquire all of the outstanding shares of Terra common stock at a fixed exchange ratio of 0.4235 shares of CF Industries common stock for each share of Terra common stock, subject to the negotiation of a definitive merger agreement, receipt of necessary approvals and limited confirmatory due diligence. Also on January 15, 2009, we publicly released the terms of the proposal to Terra.

        On January 28, 2009, Mr. Bennett delivered a letter to Mr. Stephen Wilson containing a statement that the board of directors of Terra had declined to accept our proposal.

        On the evening of January 28, 2009, we issued a press release reiterating our commitment to our proposal for a business combination with Terra.

        On or about February 2, 2009, Mr. Stephen Wilson telephoned Mr. Bennett to request a meeting between the two executives to discuss our proposal for a business combination with Terra.

        On the evening of February 3, 2009, we delivered a notice to Terra, in accordance with Terra's bylaws, nominating three individuals for election as Terra directors at Terra's 2009 annual meeting of stockholders. Also on February 3, 2009, we issued a press release in connection with such notice and announced our intention to commence an exchange offer for all of the outstanding shares of Terra common stock. Later that day, Terra issued a press release in response to our announcement, acknowledging that we had nominated our director candidates and restating its board's position with respect to our proposal.

        On February 23, 2009, CF Industries and a wholly-owned subsidiary, Composite Acquisition Corporation, commenced an offer to exchange each outstanding share of common stock of Terra for 0.4235 shares of CF Industries common stock. Later that day, Terra issued a press release advising its stockholders to take no action with respect to our exchange offer.

        On the morning of February 25, 2009, the Board received a letter from Mr. Michael M. Wilson, President and Chief Executive Officer of Agrium, containing a non-binding proposal by Agrium to acquire each outstanding share of CF Industries common stock for a combination of $31.70 in cash and one share of Agrium common stock. Agrium stated that its proposal was conditioned on (i) CF Industries terminating its proposal for a business combination with Terra; (ii) negotiation of a definitive merger agreement between Agrium and CF Industries; (iii) receipt of the necessary CF Industries board and stockholder approvals; (iv) receipt of necessary regulatory approvals; (v) the absence of any material adverse changes to CF Industries or its business and the continued operation of CF Industries in the ordinary course of business and (vi) the opportunity for Agrium to conduct limited confirmatory due diligence on CF Industries. On that same morning, Agrium issued a press release disclosing this letter.

        Later in the day on February 25, 2009, the Board held a meeting by teleconference, together with management and representatives of our legal advisor, Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps"), and our financial advisors, Morgan Stanley & Co. Incorporated ("Morgan Stanley") and Rothschild Inc. ("Rothschild"), to discuss Agrium's proposal and the process for the Board's further evaluation and response. We then announced that the Board intended to evaluate Agrium's proposal carefully in the context of our strategic plans to create shareholder value, including our proposal for a business combination with Terra, and to make its determination regarding Agrium's proposal in due course.

        On March 5, 2009, Terra filed a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Terra 14D-9") with the SEC, reporting that Terra's board of directors had determined to recommend that Terra's stockholders reject our exchange offer and not tender their shares of Terra common stock to us.

        On March 6, 2009, the Board held a meeting, together with management and representatives of its legal advisor, Skadden Arps, and its financial advisors, Morgan Stanley and Rothschild, to review and analyze the Agrium proposal and related strategic and financial considerations, including the impact of the proposal on our ongoing strategic initiative for a business combination with Terra. At this meeting, a representative of Skadden Arps also reviewed with the Board the fiduciary duties of a board of directors in connection with the receipt of such a proposal. Mr. John D. Johnson, the president and chief executive officer of CHS Inc. ("CHS"), and Mr. William Davisson, the chief executive officer of GROWMARK, Inc. ("GROWMARK"), are members of the Board. CHS and GROWMARK are each large wholesale customers of CF Industries that compete with Agrium. Messrs. Johnson and Davisson recused themselves from voting on Agrium's proposal at the Board's meeting on March 6, 2009, but each communicated to the Board his view that Agrium's proposal was not in the best interest of CF Industries or its stockholders. Messrs. Johnson and Davisson also communicated to the Board their views on the potential adverse consequences to CF Industries and its customers, including CHS and GROWMARK, if Agrium's proposal was consummated. Following lengthy deliberations and a careful review of all aspects of the Agrium proposal with management and its legal and financial advisors, the Board concluded that the Agrium proposal was grossly inadequate, substantially undervalued CF Industries and was not in the best interests of CF Industries and its stockholders. In addition, the Board reaffirmed its intent to continue to pursue a business combination with Terra.

        On the morning of March 9, 2009, Mr. Stephen Wilson sent a letter to the board of directors of Agrium rejecting the Agrium proposal.

        Also on the morning of March 9, 2009, Mr. Stephen Wilson sent a letter to the board of directors of Terra reaffirming our commitment to our proposed business combination with Terra and addressing certain issues raised by Terra in the Terra 14D-9. The letter to Terra indicated that we would be prepared to enter into a negotiated merger agreement with Terra at an exchange ratio based on $27.50 per share of Terra common stock, with an exchange ratio of not less than 0.4129 shares of CF Industries common stock and not more than 0.4539 shares of CF Industries common stock per share of Terra common stock. In addition, the letter indicated that we would be prepared to enter into a negotiated merger agreement with Terra under which we would issue to Terra stockholders shares of participating preferred stock that would trade at parity with shares of CF Industries common stock. Issuance of such preferred stock would not require a vote of our stockholders under the rules of the New York Stock Exchange.

        In addition, on the morning of March 9, 2009, we issued a press release announcing the Board's decision to reject the Agrium proposal and reiterating our commitment to our proposed business combination with Terra.

        On March 11, 2009, Mr. Stephen Wilson received a letter from the board of directors of Terra indicating that the Terra board of directors had rejected the proposal set forth in Mr. Stephen Wilson's letter of March 9, 2009.

        On March 12, 2009, we filed a preliminary proxy statement with the SEC in respect of soliciting proxies to vote in favor of the election of our nominees at Terra's 2009 annual meeting of stockholders.

        On March 16, 2009, Agrium and North commenced the Original Agrium Offer.

        On March 22, 2009, the Board held a meeting, together with management and representatives of our legal advisor, Skadden Arps, and our financial advisors, Morgan Stanley and Rothschild, to review and analyze the Original Agrium Offer, including the impact of the Original Agrium Offer on our proposed strategic business combination with Terra. Messrs. Johnson and Davisson recused themselves from voting on the Original Agrium Offer and the recommendation to CF Industries' stockholders at the Board meeting, but again each communicated to the Board his view that the Original Agrium Offer was not in the best interest of CF Industries or its stockholders. Following thorough deliberations and a careful review of all aspects of the Original Agrium Offer with management and its legal and financial advisors, the Board concluded that the Original Agrium Offer is grossly inadequate, substantially undervalues CF Industries and is not in the best interests of CF Industries and its stockholders. Accordingly, the board determined to recommend that CF Industries' stockholders reject the Original Agrium Offer and not tender their shares of CF Industries common stock in the Original Agrium Offer. In addition, the Board reaffirmed its intent to continue to pursue a business combination with Terra, and authorized Mr. Stephen Wilson to send a letter to the board of directors of Terra on March 23, 2009, reaffirming our commitment to the proposed business combination and indicating that we would be prepared to enter into a negotiated merger agreement with Terra, structured as outlined in Mr. Stephen Wilson's letter to Terra dated March 9, 2009, with an exchange ratio based on $30.50 for each share of Terra common stock, the exchange ratio to be not less than 0.4129 shares of CF Industries common stock and not more than 0.4539 shares of CF Industries common stock per share of Terra common stock.

        On the morning of March 23, 2009, we issued a press release and filed with the SEC the CF Schedule 14D-9 containing the recommendation of the Board that CF Industries stockholders reject the Original Agrium Offer and not tender their shares of CF Industries common stock into the Original Agrium Offer.

        Also on the morning of March 23, 2009, Mr. Stephen Wilson sent a letter to the board of directors of Terra reaffirming our commitment to our proposal for a business combination with Terra and indicating that we would be prepared to enter into a negotiated merger agreement with Terra at an exchange ratio based on $30.50 per share of Terra common stock, with an exchange ratio of not less than 0.4129 shares of CF Industries common stock and not more than 0.4539 shares of CF Industries common stock per share of Terra common stock. Later that day, we issued a press release containing the text of this letter.

        On March 24, 2009, Mr. Stephen Wilson received a letter from the board of directors of Terra indicating that the Terra board of directors had rejected the proposal set forth in Mr. Stephen Wilson's letter of March 23, 2009.

        On the morning of March 27, 2009, Agrium revised the Original Agrium Offer by increasing the cash portion of the consideration from $31.70 to $35.00. In addition, Agrium announced that it intended to solicit CF Industries stockholders to "withhold" all votes in connection with the election of the Board's three nominees for director at the Annual Meeting.

        On March 28, 2009, the Board held a meeting, together with management and representatives of its legal advisor, Skadden Arps, and its financial advisors, Morgan Stanley and Rothschild, to review and analyze the Revised Agrium Offer, including the impact of the Revised Agrium Offer on our proposal for a business combination with Terra. Mr. Johnson was unable to attend the meeting and Mr. Davisson again recused himself from voting on the Revised Agrium Offer and the recommendation to CF Industries' stockholders at the Board meeting. Following thorough deliberations and a careful review of all aspects of the Revised Agrium Offer with management and its legal and financial advisors, the Board concluded that the Revised Agrium Offer was grossly inadequate, substantially undervalued CF Industries and was not in the best interests of CF Industries and its stockholders. Accordingly, the Board continued to recommend that CF Industries' stockholders reject the Revised Agrium Offer and not tender their CF Industries common stock in the Revised Agrium Offer.

 MISCELLANEOUS INFORMATION

Participants in the Solicitation

        Under applicable regulations of the SEC, members of the Board and certain officers and employees of CF Industries are "participants" with respect to the company's solicitation of proxies in connection with the Annual Meeting. Certain information concerning the participants is set forth in this Supplement, the Proxy Statement and in Annex A hereto.

Solicitation of Proxies

        As a result of the proxy solicitation initiated by Agrium, CF Industries will incur additional costs in connection with its solicitation of proxies for the Annual Meeting. Proxies may be solicited by mail, telephone, facsimile, telegraph, the Internet, e-mail, newspapers and other publications of general distribution and in person. We have retained Innisfree M&A Incorporated ("Innisfree") for solicitation and advisory services in connection with solicitations relating to the Annual Meeting, for which Innisfree is anticipated to receive a fee of up to approximately $50,000. Up to 40 people may be employed by Innisfree to solicit the company's stockholders for the Annual Meeting. Innisfree is also serving as information agent in connection with our exchange offer for the common shares of Terra and providing us with advisory services in connection with our proposal for a business combination with Terra. Innisfree is receiving a customary monthly retainer for its advisory and information agent services. We have also agreed to reimburse Innisfree for out-of-pocket expenses and to indemnify Innisfree against certain liabilities and expenses, including legal fees and related charges.

        Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of common stock of the company held as of the record date of the Annual Meeting. We will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, directors, executive officers and certain other employees of CF Industries may solicit proxies as part of their duties in the normal course of their employment without any additional compensation.

        Expenses related to the solicitation of proxies from CF Industries stockholders, in excess of those normally spent for an annual meeting, are expected to aggregate up to approximately $250,000, of which approximately $175,000 has been spent to date. The actual amount could be higher or lower depending on the facts and circumstances arising in connection with any such solicitation.

        CF Industries has retained Morgan Stanley and Rothschild to act as financial advisors in connection with the Agrium Offer and in connection with our proposal for a business combination with Terra. CF Industries has agreed to pay each of Morgan Stanley and Rothschild certain customary fees for its services. A significant portion of the fees payable to each of Morgan Stanley and Rothschild in connection with their respective engagements related to the proposed business combination between CF Industries and Terra are payable upon consummation of a transaction with Terra. A significant portion of the fees payable to each of Morgan Stanley and Rothschild in connection with their respective engagements related to the Agrium Offer are payable upon consummation of a transaction with any third party, including upon consummation of the Agrium Offer, and in the event CF Industries does not consummate the Agrium Offer or certain other transactions with any party before a certain date. CF Industries also has agreed to reimburse Morgan Stanley and Rothschild for reasonable expenses (including reasonable fees and disbursements of counsel) incurred in connection with their engagement, and to indemnify Morgan Stanley and Rothschild, any controlling person of Morgan Stanley or Rothschild, as the case may be, and each of their respective directors, officers, employees, agents and affiliates against specified liabilities.

        Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of CF Industries, Agrium or any other company, or any currency or commodity, that may be involved in the Agrium Offer, or any related derivative instrument.

        Rothschild is a member of the Rothschild Group, a global investment banking firm involved in a wide range of financial advisory, investment banking and debt advisory businesses including advice with respect to mergers and acquisitions, restructurings, bankruptcies, private placements of debt and equity and other activities relating to private banking and private trust. In the ordinary course of Rothschild's financial advisory activities, Rothschild or its affiliates may hold positions for its own account or the accounts of its clients in equity, debt or other securities of CF Industries or any other company that may be involved in the transaction.

        Except as set forth above, neither CF Industries nor any person acting on its behalf has or currently intends, directly or indirectly, to employ, retain or compensate any person to make solicitations or recommendations to the stockholders of CF Industries on its behalf with respect to the Annual Meeting.

        Neither Morgan Stanley nor Rothschild admits that it, any controlling person of Morgan Stanley or Rothschild, as the case may be, or any of their respective directors, officers, employees, agents or affiliates is a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in the solicitation of proxies for the Annual Meeting, or that Schedule 14A requires the disclosure of certain information concerning them. None of Morgan Stanley, Rothschild or any of the foregoing persons will receive any fee for, or in connection with, any solicitation activities in addition to the fees each of Morgan Stanley and Rothschild is otherwise entitled to receive under its engagement as financial advisor to us.

Cautionary Statement Regarding Forward Looking Statements

        Certain statements contained in this proxy statement may constitute "forward looking statements." Stockholders should be aware that these forward looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Risks and uncertainties relating to the proposed transaction include: Terra's failure to accept our proposal and enter into definitive agreements to effect the transaction; our ability to obtain stockholder, antitrust, regulatory and other approvals on the proposed terms and schedule; uncertainty of the expected financial performance of CF Industries following completion of the proposed transaction with Terra; our ability to achieve the cost-savings and synergies contemplated by the proposed transaction within the expected time frame; our ability to promptly and effectively integrate the businesses of Terra and CF Industries; and disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional risks and uncertainties include: the relatively expensive and volatile cost of North American natural gas; the cyclical nature of our business and the agricultural sector; changes in global fertilizer supply and demand and its impact on the selling price of our products; the nature of our products as global commodities; intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; weather conditions; our inability to accurately predict seasonal demand for our products; the concentration of our sales with certain large customers; the impact of changing market conditions on our forward pricing program; the reliance of our operations on a limited number of key facilities; the significant risks and hazards against which we may not be fully insured; reliance on third party transportation providers; unanticipated adverse consequences related to the expansion of our business; our inability to expand our business, including the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements; acts of terrorism; difficulties in securing the supply and delivery of raw materials we use and increases in their costs; losses on our investments in securities; loss of key members of management and professional staff; recent global market and economic conditions, including credit markets; and the other risks and uncertainties included from time to time in our filings with the SEC. Except as required by law, we undertake no obligation to update or revise any forward looking statements.

ANNEX A—ADDITIONAL INFORMATION
REGARDING PARTICIPANTS IN THE SOLICITATION

        Under the applicable regulations of the SEC, directors, executive officers and certain other employees of CF Industries are "participants" in the solicitation of proxies from stockholders of CF Industries in connection with the Annual Meeting. Capitalized terms used but not otherwise defined in this Annex A have the meaning ascribed to them in the Supplement to which this Annex A is attached. The terms "associate," "affiliate" and "participant" used in connection with the statements in this Annex A have the meaning ascribed to them in the Exchange Act.

A.    PERSONS MAKING THE SOLICITATION AND OTHER PARTICIPANTS

        The following tables set forth the name and current principal occupation or employment of each director (including the Board's nominees for election as class I directors at the Annual Meeting), executive officer and other employee of CF Industries who is a participant. Unless otherwise indicated, (i) the current business address of each person is care of CF Industries Holdings, Inc., 4 Parkway North, Suite 400, Deerfield, Illinois 60015-2590 and (ii) each occupation set forth opposite an individual's name refers to employment with CF Industries.

DIRECTORS AND NOMINEES

Name	Present Position with CF Industries or Other Principal Occupation or Employment	Business Address (if other than CF Industries)
Stephen R. Wilson	Chairman of the Board, President and Chief Executive Officer
Robert C. Arzbaecher	Director Chairman of the Board, President and Chief Executive Officer, Actuant Corporation, a manufacturer and marketer of industrial products and systems	13000 West Silver Spring Drive Butler, Wisconsin 53007
Wallace W. Creek	Director Director, Columbus McKinnon Corporation, a manufacturer of material handling products
William Davisson	Director Chief Executive Officer, GROWMARK, Inc., a regional cooperative providing agriculture-related products and services and grain marketing	1701 Towanda Avenue Bloomington, Illinois 61701
Stephen A. Furbacher	Director and Nominee
David R. Harvey	Director and Nominee Chairman of the Board, Sigma-Aldrich Corporation, a manufacturer and distributor of biochemical and organic chemicals	6000 North Teutonia Avenue Milwaukee, Wisconsin 53209

Name	Present Position with CF Industries or Other Principal Occupation or Employment	Business Address (if other than CF Industries)
John D. Johnson	Director and Nominee President and Chief Executive Officer, CHS Inc., a diversified energy, grains and foods company	5600 Cenex Drive Inver Grove Heights, Minnesota 55077
Edward A. Schmitt	Director

EXECUTIVE OFFICERS

Name	Present Position with CF Industries
Stephen R. Wilson	Chairman of the Board, President and Chief Executive Officer
Anthony J. Nocchiero	Senior Vice President and Chief Financial Officer
Douglas C. Barnard	Vice President, General Counsel, and Secretary
Bert A. Frost	Vice President, Sales and Market Development
Richard A. Hoker	Vice President and Corporate Controller
Wendy S. Jablow Spertus	Vice President, Human Resources
Philipp P. Koch	Vice President, Supply Chain
W. Anthony Will	Vice President, Manufacturing and Distribution

OTHER EMPLOYEE PARTICIPANTS

Name and Business Address	Present Position with CF Industries
Glen N. Buckley	Director, Agribusiness Analysis
Stephen G. Chase	Vice President, Corporate Planning
Charles A. Nekvasil	Director, Public and Investor Relations
Rosemary L. O'Brien	Vice President, Public Affairs

B.    INFORMATION REGARDING OWNERSHIP OF COMPANY'S SECURITIES BY PARTICIPANTS

        The number of shares of CF Industries common stock owned by each participant in the solicitation at March 16, 2009 is listed below.

		Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Shares of Common Stock Owned Directly or Indirectly(2)	Shares of Common Stock that can be Acquired within 60 Days(3)	Total Shares of Common Stock	Percent of Class
Robert C. Arzbaecher	14,865	—	14,865	*
Wallace W. Creek	12,865	—	12,865	*
William Davisson	8,954	—	8,954	*
Stephen A. Furbacher	1,593	—	1,593	*
David R. Harvey	10,165	—	10,165	*
John D. Johnson	9,626	—	9,626	*
Edward A. Schmitt	19,865	—	19,865	*
Stephen R. Wilson	118,570	1,027,433	1,146,003	2.4%
Douglas C. Barnard(4)	14,090	15,733	29,823	*
Glen N. Buckley	140	2,700	2,840	*
Stephen G. Chase	10,613	4,633	15,246	*
Bert A. Frost	8,310	—	8,310	*
Richard A. Hoker	2,710	—	2,710	*
Wendy S. Jablow Spertus	2,090	1,467	3,557	*
Philipp P. Koch	7,040	30,167	37,207	*
Charles A. Nekvasil	—	700	700	*
Anthony J. Nocchiero	16,700	9,334	26,034	*
Rosemary L. O'Brien(4)	4,562	23,934	28,496	*
W. Anthony Will	10,180	4,534	14,714	*

*
Less than 1%

(1)
Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed, either individually or jointly or in common with the individual's spouse, subject to community property laws where applicable.

(2)
The shares indicated for each of Messrs. Arzbaecher, Creek, Davisson, Furbacher, Harvey, Johnson, and Schmitt include 474 shares of restricted stock granted under our 2005 Equity and Incentive Plan that have not yet vested. The shares indicated for Messrs. Wilson, Barnard, Chase, Frost, Hoker, Koch, Nocchiero, and Will and Mmes. Jablow Spertus and O'Brien include, respectively, 73,470, 10,090, 5,420, 1,900, 1,610, 7,040, 7,300, 4,180, 2,090 and 3,970 shares of restricted stock granted under our 2005 Equity and Incentive Plan that have not yet vested. These shares of restricted stock can be voted during the vesting period.

(3)
The shares indicated for Messrs. Wilson, Barnard, Buckley, Chase, Frost, Hoker, Koch, Nekvasil, Nocchiero, and Will and Mmes. Jablow Spertus and O'Brien represent shares underlying stock options granted under our 2005 Equity and Incentive Plan that have already vested or that will vest within 60 days. The shares underlying these stock options cannot be voted.

(4)
Mr. Barnard and Ms. O'Brien also hold, respectively, 2,499 and 3,331 additional "phantom" shares as a deemed investment under our Supplemental Benefit and Deferral Plan (a non-qualified benefits restoration and deferred compensation plan). These phantom shares cannot be voted.

        Except as disclosed in this Annex A, the Supplement and the Proxy Statement, none of the participants in the solicitation or any of their respective associates or affiliates directly or indirectly beneficially own any securities of the company.

C.    TRANSACTIONS IN SHARES BY PARTICIPANTS

        The following table sets forth all transactions that may be deemed purchases or sales of CF Industries' common stock by the participants during the past two years. Unless otherwise indicated below, all of the following transactions were conducted in open market or privately negotiated transactions, and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Participant	Transaction Date	Number of Common Shares	Transaction Footnote
Robert C. Arzbaecher	May 9, 2007	1,615	(1)
	May 13, 2008	474	(1)
Douglas C. Barnard	May 31, 2007	1.108	(2)
	August 10, 2007	2,500	(1)
	August 10, 2007	8,800	(3)
	August 31, 2007	0.783	(2)
	November 26, 2007	25,000	(4)
	November 26, 2007	(25,000)	(5)
	November 27, 2007	25,000	(4)
	November 27, 2007	(25,000)	(5)
	November 29, 2007	25,000	(4)
	November 29, 2007	(25,000)	(5)
	November 30, 2007	0.547	(2)
	February 29, 2008	25,000	(4)
	February 29, 2008	(25,000)	(5)
	February 29, 2008	2.035	(2)
	June 2, 2008	1.781	(2)
	August 11, 2008	1,390	(1)
	August 11, 2008	4,660	(3)
	August 15, 2008	27,350	(4	)(8)
	August 15, 2008	(27,350)	(5	)(8)
	August 25, 2008	9,400	(4)
	August 25, 2008	(9,400)	(5)
	September 2, 2008	1.802	(2)
	September 17, 2008	27,350	(4	)(8)
	September 17, 2008	(27,350)	(5	)(8)
	December 1, 2008	5.628	(2)
	March 2, 2009	4.252	(2)
Glen N. Buckley	August 6, 2007	30	(6)
	August 10, 2007	500	(3)
	January 22, 2008	110	(6)
Stephen G. Chase	August 10, 2007	1,200	(1)
	August 10, 2007	4,100	(3)
	November 16, 2007	34,634	(4)
	November 16, 2007	(34,634)	(5)
	November 16, 2007	3,900	(4)

Participant	Transaction Date	Number of Common Shares	Transaction Footnote
	November 16, 2007	(3,900)	(5)
	August 11, 2008	20,000	(4	)(8)
	August 11, 2008	(20,000)	(5	)(8)
	August 11, 2008	3,900	(4	)(8)
	August 11, 2008	(3,900)	(5	)(8)
	August 11, 2008	520	(1)
	August 11, 2008	1,740	(3)
	August 22, 2008	1,367	(4	)(8)
	August 22, 2008	(1,367)	(5	)(8)
	September 11, 2008	10,000	(4	)(8)
	September 11, 2008	(10,000)	(5	)(8)
Wallace W. Creek	May 9, 2007	1,615	(1)
	May 13, 2008	474	(1)
William Davisson	May 9, 2007	1,615	(1)
	November 26, 2007	(1,772)	(5)
	May 13, 2008	474	(1)
	August 26, 2008	(1,500)	(5)
Bert A. Frost	December 11, 2008	1,900	(1)
	December 11, 2008	6,410	(3)
Stephen A. Furbacher	July 24, 2007	1,119	(1)
	May 13, 2008	474	(1)
David R. Harvey	May 9, 2007	1,615	(1)
	February 15, 2008	(2,600)	(7)
	February 15, 2008	(100)	(7)
	May 13, 2008	474	(1)
	August 20, 2008	(2,000)	(5)
Richard A. Hoker	November 19, 2007	1,000	(1)
	November 19, 2007	3,800	(3)
	August 11, 2008	610	(1)
	August 11, 2008	2,050	(3)
	October 30, 2008	500	(6)
	November 26, 2008	600	(6)
Wendy S. Jablow Spertus	August 10, 2007	1,200	(1)
	August 10, 2007	4,400	(3)
	August 11, 2008	890	(1)
	August 11, 2008	2,980	(3)
John D. Johnson	May 9, 2007	1,615	(1)
	May 13, 2008	474	(1)
Philipp P. Koch	August 10, 2007	1,600	(1)
	August 10, 2007	5,700	(3)
	November 26, 2007	6,800	(4)
	November 26, 2007	(6,800)	(5)
	November 26, 2007	43,200	(4)
	November 26, 2007	(43,200)	(5)
	November 28, 2007	(900)	(5)

Participant	Transaction Date	Number of Common Shares	Transaction Footnote
	November 28, 2007	(113)	(5)
	November 28, 2007	(1,987)	(5)
	February 29, 2008	6,600	(4)
	February 29, 2008	(6,600)	(5)
	February 29, 2008	2,400	(4)
	February 29, 2008	(2,400)	(5)
	August 11, 2008	20,000	(4	)(8)
	August 11, 2008	(20,000)	(5	)(8)
	August 11, 2008	740	(1)
	August 11, 2008	2,490	(3)
Charles A. Nekvasil	May 9, 2007	700	(4)
	May 9, 2007	(700)	(5)
	May 12, 2008	700	(4)
	May 12, 2008	(700)	(5)
	August 20, 2008	467	(4)
	August 20, 2008	(467)	(5)
Anthony J. Nocchiero	May 8, 2007	4,000	(1)
	May 8, 2007	12,400	(3)
	August 10, 2007	900	(1)
	August 10, 2007	3,200	(3)
	August 11, 2008	2,400	(1)
	August 11, 2008	8,080	(3)
	August 15, 2008	5,800	(6)
	October 30, 2008	3,600	(6)
Rosemary L. O'Brien	August 10, 2007	900	(1)
	August 10, 2007	3,200	(3)
	November 28, 2007	2,800	(4)
	November 28, 2007	(2,800)	(5)
	February 21, 2008	20,066	(4)
	February 21, 2008	(20,066)	(5)
	August 11, 2008	370	(1)
	August 11, 2008	1,240	(3)
Edward A. Schmitt	May 9, 2007	1,615	(1)
	May 13, 2008	474	(1)
	October 30, 2008	(10,000)	(7)
	October 30, 2008	10,000	(6)
W. Anthony Will	April 24, 2007	1,600	(1)
	April 24, 2007	4,900	(3)
	August 10, 2007	1,100	(1)
	August 10, 2007	3,800	(3)
	August 11, 2008	1,480	(1)
	August 11, 2008	4,970	(3)
	October 30, 2008	200	(6)
	October 30, 2008	100	(6)
	October 30, 2008	1,700	(6)
	October 30, 2008	4,000	(6)

Participant	Transaction Date	Number of Common Shares	Transaction Footnote
Stephen R. Wilson	August 10, 2007	15,200	(1)
	August 10, 2007	54,300	(3)
	January 15, 2008	10,000	(4	)(8)
	January 15, 2008	(10,000)	(5	)(8)
	February 15, 2008	10,000	(4	)(8)
	February 15, 2008	(10,000)	(5	)(8)
	March 17, 2008	10,000	(4	)(8)
	March 17, 2008	(10,000)	(5	)(8)
	April 15, 2008	30,000	(4	)(8)
	April 15, 2008	(30,000)	(5	)(8)
	May 15, 2008	30,000	(4	)(8)
	May 15, 2008	(30,000)	(5	)(8)
	June 16, 2008	30,000	(4	)(8)
	June 16, 2008	(30,000)	(5	)(8)
	July 15, 2008	30,000	(4	)(8)
	July 15, 2008	(30,000)	(5	)(8)
	August 11, 2008	8,170	(1)
	August 11, 2008	27,470	(3)
	August 15, 2008	50,000	(4	)(8)
	August 15, 2008	(50,000)	(5	)(8)
	September 15, 2008	50,000	(4	)(8)
	September 15, 2008	(50,000)	(5	)(8)
	October 15, 2008	9,000	(4	)(8)
	October 15, 2008	(9,000)	(5	)(8)
	November 17, 2008	5,000	(4	)(8)
	November 17, 2008	(5,000)	(5	)(8)
	December 15, 2008	1,000	(4	)(8)
	December 15, 2008	(1,000)	(5	)(8)
	January 15, 2009	1,000	(4	)(8)
	January 15, 2009	(1,000)	(5	)(8)
	February 17, 2009	2,000	(4	)(8)
	February 17, 2009	(2,000)	(5	)(8)

(1)
Restricted share award.

(2)
Phantom stock acquisition. Shares of phantom stock are payable in cash following the reporting person's termination of employment with CF Industries and may be transferred by the reporting person into an alternative investment account in accordance with the terms of the plan.

(3)
Grant of non-qualified stock options.

(4)
Exercise of non-qualified stock options.

(5)
Open market sale of shares.

(6)
Open market purchase of shares.

(7)
Gift of shares.

(8)
Sale of shares pursuant to a 10b5-1 plan.

D.    MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

        Except as described in this Annex A or otherwise disclosed in the Supplement or the Proxy Statement, to the company's knowledge:

  •
  No associate of any participant beneficially owns, directly or indirectly, any securities of the company.

  •
  No participant beneficially owns, directly or indirectly, any securities of any parent or subsidiary of the company.

  •
  No participant owns any securities of the company of record but not beneficially.

  •
  Since the beginning of the company's last fiscal year, no participant or any of his or her associates or immediate family members was a party to any transaction, or is to be a party to any currently proposed transaction, in which (i) the company was or is to be a participant, (ii) the amount involved exceeded or exceeds $120,000, and (iii) any such participant, associate or immediate family member had or will have a direct or indirect material interest.

  •
  No participant or any of his or her associates has any arrangement or understanding with any person with respect to any future employment by the company or its affiliates, or with respect to any future transactions to which the company or any of its affiliates will or may be a party.

  •
  No participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

  •
  No participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

IMPORTANT

PLEASE RETURN YOUR WHITE PROXY CARD TODAY AND DO NOT RETURN ANY GREEN PROXY CARD THAT YOU MAY RECEIVE FROM AGRIUM. ANY GREEN PROXY CARD YOU SIGN FOR ANY REASON COULD INVALIDATE PREVIOUS WHITE PROXY CARDS SENT BY YOU TO VOTE FOR THE ELECTION OF EACH OF THE BOARD'S NOMINEES.

Your vote is important. Please take a moment to sign and return your WHITE proxy card in the postage-paid envelope provided to you by us. If you hold your CF Industries common stock in "street name" with a bank, brokerage firm, dealer, trust company or other nominee, only they can exercise your right to vote with respect to your shares. Please follow the instructions to authorize a proxy to vote provided on the enclosed WHITE proxy card. If your bank, brokerage firm, dealer, trust company or other nominee provides for voting instructions to be delivered to them by Internet or telephone, instructions will be included on the enclosed WHITE proxy card. If you have any questions or need assistance in voting your shares, please call:
INNISFREE M&A INCORPORATED 501 Madison Avenue, 20th Floor New York, NY 10022 Stockholders May Call Toll Free: 877-456-3507 Banks and Brokers May Call Collect: 212-750-5833

QuickLinks

Supplement to Proxy Statement CF Industries Holdings, Inc. Four Parkway North, Suite 400 Deerfield, Illinois 60015-2590
  ABOUT THE ANNUAL MEETING
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on April 21, 2009.
BACKGROUND
MISCELLANEOUS INFORMATION
ANNEX A —ADDITIONAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION